EXHIBIT NO.  99.1

FOR IMMEDIATE RELEASE:

               ASTEA REPORTS PROFITABLE THIRD QUARTER 2005 RESULTS

          LICENSE REVENUES UP 306% AND OVERALL COMPANY REVENUE UP 106%

Horsham, PA, November 15, 2005--Astea International Inc. (NASDAQ:ATEA), a global provider of service management solutions, today released financial results for the third quarter of 2005.

For the third quarter ended September 30, 2005, Astea reported revenues of $8.2 million, a 106% increase compared to revenues of $4 million for the same period in 2004. Net profit for the second quarter was $2.7 million or $.91 per share, compared to $155,000 or $.05 per share for the same period in 2004. License revenues were up 306% to $4.8 million compared to $1.2 million for the same period in 2004. Total service and maintenance revenues increased 22% to $3.4 million compared to $2.8 million for the same period in 2004. International results were strong, with overall revenue of $5.6 million, a 266% increase over the same period in 2004.

"The third quarter was a very successful and eventful quarter for Astea. Not only did we continue to achieve strong financial and operational results, but we also completed the acquisition of FieldCentrix, a leading mobility solution provider. This acquisition immediately strengthens and further cements Astea's standing as the only company that can provide an end-to-end enterprise solution that addresses every facet of the Service Lifecycle Management process, with now dramatically enhanced mobile capabilities" said Zack Bergreen, Chairman and CEO of Astea International. "As consolidation in our market continues and the competitive landscape continuously shifts, we have been able to not only maintain but thrive in this environment. We hold a very strong cash position and have absolutely no debt, which is not common in the software industry today. Our results reflect our ongoing success and commitment in meeting the needs of leading organizations, worldwide, for our highly sophisticated and proven service lifecycle management solution."

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Bergreen continues, "As stated in an earlier press release, we were very fortunate to have closed an unusually large enterprise deal this quarter, which had a significant impact on our financial performance. Quite frankly, it is not reasonable for us to expect to land such a deal every quarter. However, given the scalability of our product, we are increasingly pursuing large enterprise deals, where the complexity of the sale makes it difficult to predict the timing of revenues. These may cause variations in quarterly license results, however they are an important element of our growth strategy going forward."

The recent acquisition of FieldCentrix was a strong strategic move for Astea in that it provided them a leading edge mobility solution, increased their customer base, as well as gained a strong presence in California, where FieldCentrix's team of engineers, sales and support specialists remain. Both Astea and FieldCentrix leverage the same Microsoft(R) technology which facilitates and speeds integration of the two products. Together, Astea and FieldCentrix will be able to deliver one of the most robust, end-to-end Service Lifecycle Management solutions on the market today.

 "At our recent Global Users' Conference in Vegas, Nov. 1-4, we demonstrated our continued focus and commitment to delivering innovative products to further drive financial and operational benefits for our customers," stated Bergreen. "The conference was well-received and our customers responded favorably to our recent acquisition of FieldCentrix and the power of the combined solution that we will be able to deliver."

                            THIRD QUARTER HIGHLIGHTS

     o Acquisition of FieldCentrix, adding mobile expertise to Astea's enterprise-class Service Lifecycle Management Suite.

     o Major European Service Integrator selected Astea's Service Management Suite.

     o Existing Astea customers such as Optos (US), Enovation Graphic (US), and InfoSystems (now MTM Technologies) (US), continued to expand their configurations with additional licensing for more users and functionality.

     o Successfully launched a powerful Business Intelligence solution that is fully integrated with Astea Alliance, providing critical data from departments that are traditionally dispersed across the organization, such as service, marketing, sales, contact center, depot repair, contracts, and logistics. Organizations benefit by having all of the different pieces integrated to give an instant 360-degree web-based view of their business.

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     o    Signed new partner, Axeda Systems Inc., the world's leading provider of device relationship management (DRM) software and services.

     o    Added two new additional distributors in Asia Pacific.

     o Continued to support implementation rollouts and had six key customers "go-live" in the third quarter.

     Astea will host a conference call that will be broadcast live over the Internet on November 15, 2005 at 11:00 AM EST to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

ABOUT ASTEA INTERNATIONAL
Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, business intelligence, dynamic scheduling and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.

www.astea.com.   Service Smart.  Enterprise Proven.

# # #

  (C) 2005 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.